Exhibit 99.1

FOR IMMEDIATE RELEASE
January 7, 2025
MEDIA CONTACT: Christopher Spina
703-388-7031
Christopher_Spina@FreddieMac.com

Freddie Mac Appoints James Whitlinger Chief Financial Officer
Ten-year company veteran named EVP & CFO effective immediately

MCLEAN, Va., January 7, 2025 -- Freddie Mac (OTCQB: FMCC) today announced the appointment of James Whitlinger as executive vice president and chief financial officer (CFO), effective January 1, 2025. Whitlinger previously served as the company’s senior vice president and Single-Family CFO since 2014. He has served as interim CFO since June of 2024, following the departure of Christian Lown, who served as CFO from June of 2020 to June, 2024.
“It’s with great pleasure that we announce Jim Whitlinger as the company’s new chief financial officer,” said Diana Reid, Chief Executive Officer of Freddie Mac. “Jim is a proven leader with more than 30 years of financial management and accounting experience. As a 10-year veteran of Freddie Mac, he is well positioned to assume the CFO role and maintain the strength and continuity of our Finance functions.”
Whitlinger has worked in the real estate finance industry for more than three decades, most recently serving as senior vice president at Univest Bank and Trust Co. Prior to Univest, he served as executive vice president and CFO at GMAC ResCap, Inc.
“I am excited and humbled to be chosen as Freddie Mac’s next CFO,” said Whitlinger. “I thank Freddie Mac’s Board and the company’s outstanding senior leadership team for their confidence, and I look forward to leading the talented and hardworking individuals who make up our Finance Division,” said Whitlinger.
Freddie Mac’s mission is to make home possible for families across the nation. We promote liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, we have helped tens of millions of families buy, rent or keep their home.
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